UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 6, 2017

COACH, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Hudson Yards, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2017, Coach, Inc., a Maryland corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for its underwritten public offering of $400,000,000 aggregate principal amount of 3.000% senior unsecured notes due 2022 (the “2022 Notes”) and $600,000,000 aggregate principal amount of 4.125% senior unsecured notes due 2027 (the “2027 Notes,” and together with the 2022 Notes, the “Notes”). The offer and sale of the Notes is registered under the Securities Act of 1933, as amended, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-200642) filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2014. As previously announced on May 8, 2017, the Company entered into an agreement to acquire Kate Spade & Company (“Kate Spade”). The Company intends to use the proceeds from this offering, together with cash on hand and cash on hand at Kate Spade and term loans, to fund the purchase price for the acquisition and pay related fees and expenses.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties. The Company expects the sale of the Notes to close on or about June 20, 2017 (the “Closing Date”).

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The Notes will be issued under an Indenture (the “Base Indenture”), as supplemented by a supplemental indenture with respect to the 2022 Notes and a supplemental indenture with respect to the 2027 Notes, each to be dated as of the Closing Date (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Indenture will contain covenants limiting the Company’s ability to: (1) create certain liens, (2) enter into certain sale and leaseback transactions and (3) merge, or consolidate or transfer, sell or lease all or substantially all of the Company’s assets. These covenants will be subject to important limitations and exceptions that will be described in the Indenture.

The 2022 Notes will bear interest at a rate of 3.000% per year and the 2027 Notes will bear interest at a rate of 4.125% per year, subject to adjustments from time to time if either Moody’s or S&P (or a substitute rating agency) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the 2022 Notes or the 2027 Notes, as applicable, as set forth in more detail in the prospectus supplement filed by the Company with the SEC on June 6, 2017. Interest on the 2022 Notes and the 2027 Notes is payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2018. The Notes will be unsecured, senior obligations and rank equal in right of payment to any of the Company’s existing and future senior unsecured indebtedness, senior in right of payment to any of the Company’s future subordinated indebtedness, effectively subordinated in right of payment to any of the Company’s subsidiaries’ obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to any of the Company’s secured obligations, to the extent of the assets securing such obligations.

The description of the Underwriting Agreement and the Indenture in this Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Underwriting Agreement and the Indenture. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. Copies of the Supplemental Indentures will be subsequently filed in a Current Report on Form 8-K on or promptly following the Closing Date.

Item 8.01 Other Events.

On June 6, 2017, the Company issued a press release announcing the pricing of its public offering of $400,000,000 aggregate principal amount of 3.000% senior unsecured notes due 2022 and $600,000,000 aggregate principal amount of 4.125% senior unsecured notes due 2027. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
1.1
Underwriting Agreement, dated as of June 6, 2017, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

99.1
Press Release issued by Coach, Inc. on June 6, 2017, announcing the pricing of its underwritten public offering of $400,000,000 aggregate principal amount of 3.000% senior unsecured notes due 2022 and $600,000,000 aggregate principal amount of 4.125% senior unsecured notes due 2027.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2017

COACH, INC.

By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer & Secretary

Exhibit No.	Description

1.1
Underwriting Agreement, dated as of June 6, 2017, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

99.1
Press Release issued by Coach, Inc. on June 6, 2017, announcing the pricing of its underwritten public offering of $400,000,000 aggregate principal amount of 3.000% senior unsecured notes due 2022 and $600,000,000 aggregate principal amount of 4.125% senior unsecured notes due 2027.